Exhibit 99.1

FOR IMMEDIATE WORLDWIDE RELEASE

For Further Information, Contact:

Mark Namaroff

Director, Investor Relations

(978) 326-4058

investorrelations@analogic.com

Analogic Resolves Distributor Inquiry

PEABODY, Mass. (June 22, 2016) – Analogic Corporation (Nasdaq:ALOG), enabling the world’s medical imaging and aviation security technology, announced today that it has reached agreements with the Securities and Exchange Commission (SEC), Department of Justice (DOJ), and the Danish government resolving the previously disclosed FCPA investigation relating to payments made by the Company’s Danish subsidiary on behalf of certain of its distributors.

The Company self-reported the matter to the SEC, the DOJ, and the Danish government in 2011. It has since undertaken significant remedial measures, including enhancements to its compliance program as well as terminating the employment of certain employees of its Danish subsidiary and the relationships with the distributors involved in the transactions. As a result of the resolution, the Company and its Danish subsidiary will pay approximately $14.9 million in disgorgement, interest, and penalties. The amounts to be paid were previously reflected in the Company’s financial statements and will not impact its fiscal 2016 outlook.

Jim Green, president and CEO, commented, “We are pleased to have resolved the matter. The resolution emphasizes the importance of legal and ethical business conduct in all aspects of our business.”

Forward-Looking Statements

Any statements about future expectations, plans, and prospects for the Company, including statements containing the words “believes,” “anticipates,” “plans,” “expects,” and similar expressions, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to product development and commercialization, limited demand for the Company’s products, limited number of customers, risks associated with competition, uncertainties associated with regulatory agency approvals, competitive pricing pressures, downturns in the economy, the risk of potential intellectual property litigation, acquisition related risks, and other factors discussed in our most recent quarterly and annual reports filed with the Securities and Exchange Commission. In addition, the forward-looking statements included in this presentation represent the Company’s views as of the date of this document. While the Company anticipates that subsequent events and developments will cause the Company’s views to change, the Company specifically disclaims any obligation to update these forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s views as of any later date.

About Analogic

Analogic (Nasdaq:ALOG) provides leading-edge healthcare and security technology solutions to advance the practice of medicine and save lives. We are recognized around the world for advanced imaging and real-time guidance technologies used for disease diagnosis and treatment as well as for automated threat detection. Our market-leading ultrasound systems, led by our flagship BK Ultrasound brand, used in procedure-driven markets such as urology, surgery, and point-of-care, are sold to clinical practitioners around the world. Our advanced imaging technologies are also used in computed tomography (CT), magnetic resonance imaging (MRI), and digital mammography systems, as well as automated threat detection systems for aviation security. Analogic is headquartered just north of Boston, Massachusetts. For more information, visit www.analogic.com.

Analogic and the globe logo are registered trademarks of Analogic Corporation.

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